Exhibit 99.1

Murdo Gordon Appointed Executive Vice President and Chief Commercial Officer

(NEW YORK, June 20, 2016) - Bristol-Myers Squibb Company (NYSE: BMY) today announced that Murdo Gordon has been appointed executive vice president and chief commercial officer, a newly created position, effective June 21, 2016. Gordon will be responsible for leading the execution of commercial strategy across geographies. In this role, he will lead our Worldwide Markets in addition to a new Worldwide Commercialization team. Gordon will continue to report to Giovanni Caforio, M.D., chief executive officer, and remain a member of his Leadership Team. Gordon most recently co-led the commercial organization as Head of Worldwide Markets.

“Murdo has demonstrated tremendous success driving commercial excellence at Bristol-Myers Squibb, and built strong relationships with our markets across the world,” said Caforio. “Murdo has made significant contributions to our success in Immuno-Oncology and Eliquis, and I am confident his leadership will help drive continued growth and deliver our medicines to more patients faster.”

Gordon joined Bristol-Myers Squibb in 1989 and spent the first 14 years at the company in Canada where he held positions of increasing responsibility in sales and marketing. Gordon moved into the company’s U.S. operations in 2003 where he held senior commercial leadership positions in cardiovascular, neuroscience and market access. He led strategy and commercial operations as senior vice president for U.S. oncology and immunoscience from 2011 to 2013, and served as president, U.S. from 2013 to 2015. Murdo is a member of the Board of Directors of RWJBarnabas Health and received a BSc in Cell and Molecular Biology from Concordia University, Montreal, and also attended the General Management Program, CEDEP at INSEAD, Fontainebleau, France.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube and Facebook.

Contacts

Bristol-Myers Squibb
Media:
Ken Dominski, 609-252-5251, ken.dominski@bms.com

Investors:
Bill Szablewski, 609-252-5894, william.szablewski@bms.com